EMPLOYMENT AGREEMENT            10.2


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 18th day of September, 2000, by and between Thomas W. Smith ("Employee") and Americas Power Partners, Inc., a Colorado corporation (the "Company").

                                  RECITALS

     A. The Company is engaged in the business of developing, owning, and operating power plant systems including steam, electric, compressed air, chilled water and condensate return, for industrial, institutional and commercial clients primarily in North America. The Company expects to expand its business lines internationally during the term of the contract.

     B. The Company and Employee are parties to a certain Employment Agreement dated as of May 1, 1999 (the "Initial Agreement"). The Company agrees to employ Employee on the terms and conditions provided herein, such that the Initial Agreement is superseded and canceled.

     C. The Company has expanded the Board of Directors, has appointed Employee as a member of the expanded Board, and has agreed to nominate Employee to the Board of Directors at the first annual meeting held following the execution of this Agreement. As a director or officer, the Employee will receive Directors and Officers liability insurance.

     D. The parties consider it to be mutually advantageous to restate the employment contract under the terms and conditions specified herein.

     E. In the course of such employment, Employee may utilize and have access to confidential information, pricing lists, customer lists and other proprietary assets of the Company.

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     F.   To  protect  the  Company's  legitimate  business   interests   and
          investments, Employee will agree not to compete with the Company or to solicit the Company's customers after the termination of his employment with the Company, as is more fully set forth below.

                                   CLAUSES

     NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   EMPLOYMENT.   The Company shall employ the Employee as President of
the Company during the term hereof and the Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

     2. TERM. The term of employment commenced on May 1, 1999, pursuant to the terms of the Initial Agreement. The initial term of this Agreement shall commence on the date of execution of this Agreement (the "Commencement Date") and shall terminate on the third anniversary of the Commencement Date, unless otherwise extended by agreement of the Company and the Employee or unless earlier terminated in accordance with the provisions of Paragraph 6 hereof (the "Initial Term).

     3. DUTIES. The specific duties of Employee's position shall be as reasonably assigned by the Company's Board of Directors from time to time. During the Term, Employee shall contribute his best professional efforts, skills and services for the business and benefit of the Company and shall follow the reasonable directions of the Company's Board of Directors. The Employee agrees to devote his full attention to the performance of his duties and responsibilities to the Company. Employee shall direct to the Company any business opportunities of which he becomes aware in the fields in which the Company is in business or in related fields in which it may be beneficial for the Company to diversify consistent with his fiduciary duties as an officer and director of the Company. The Company recognizes and acknowledges that the Employee has or may already have entered into consulting arrangements outside the scope of the duties required of him under this Agreement and such existing consulting arrangements are expressly consented to by the Company, with the understanding and agreement that any such consulting arrangements shall in no way conflict with or limit any of the Employee's responsibilities or duties owed to the Company under the terms of this Agreement. It is further agreed and understood that the Company will consent to future consulting arrangements which do not conflict with or limit the Employee's duties or responsibilities hereunder.

     4.   COMPENSATION.

     A. Subject to the termination provisions set forth in Paragraph 6 below, Employee shall receive, as compensation for his services rendered under this Agreement during the Term, an annual salary of Two Hundred Eighty Thousand Dollars ($280,000.00) ("Base Compensation"). During the second and all subsequent years of Employee's employment, the Employee shall receive as compensation for his services an annual sum that is no less than that amount which is equal to the prior year's Base Compensation times 100% plus the percentage increase of the Consumer Price Index - All Workers - for the Chicago Metropolitan area during the prior period of his employment redetermined on each anniversary of his employment

     B. The Annual Salary shall be payable during the Term in accordance with the normal payroll practices of the Company with respect to its employees.

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     C.   (i)  As a signing bonus and as part of the Initial  Agreement,  the
          Company issued to Employee 1,275,000 shares of the common stock of the Company.

          (ii) The Company subsequently agreed to grant to Employee an option to purchase an additional 444,698 shares of the common stock of the Company, which option shares shall, at the election of Employee, be either (1) "qualified shares" at an exercise price as will be determined by the Company's Incentive Stock Option (ISO) Plan, to be approved and implemented by the Board of Directors or the Compensation Committee appointed and approved by the Board of Directors; (2) "nonqualified shares" at an exercise price of $.01 per share; or (3) a combination of "qualified" and "unqualified" shares as defined herein(iii) As an additional signing bonus, the company will grant to Employee an option to purchase on the anniversary date of the first year of employment an additional 100,000 shares at an exercise price as will be determined by the Company's Incentive Stock Option (ISO) Plan, to be approved and implemented by the Board of Directors or the Compensation Committee appointed and approved by the Board of Directors.

      D. If the Company releases the Employee for cause, or if the Employee leaves the Company for any reason other than by reason of his death or disability, the Company will have the non-negotiable right without notice to purchase the Employee's options or shares of stock purchased pursuant to Section 4.C (ii) and (iii) at the following buyback prices: (1) 50% of the trailing thirty (30) day average closing bid price of the stock calculated from the date the

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          Employee leaves, if he  leaves prior to May 1, 2001; (2) 75% of the trailing thirty (30) day average closing bid price of the stock calculated from the date the Employee leaves, if after May 1, 2001, but before May 1, 2002; (3) 100% of the trailing thirty (30) day average bid price of the stock calculated from the date the Employee leaves, if after May 1, 2003.

     E.   Employee   shall   also  be  entitled  to  the  following  benefits
("Benefits"):

          (i) HEALTH CARE: Participation in the Company's family health care program. So long as permitted under the Company's group insurance contract, this participation will begin immediately. If it cannot begin immediately, the Employer will reimburse the Employee for the cost of comparable family health insurance until coverage under the Company's policy is in full force. The foregoing does not extend to the Employee or members of his family who suffer from a pre-existing condition that may be excluded from coverage;

          (ii) LONG-TERM DISABILITY: The Company shall apply for and maintain during the time Employee is employed by the Company and is under the age of 65, a long-term disability insurance policy insuring the Employee, which policy shall provide for a monthly benefit payable to Employee of the lesser of (i) sixty percent (60%) of the Employee's annual salary or (ii) the maximum benefit allowed by the insurance company and a waiting period of not more than one hundred eighty (180) days. The Company will reimburse the Employee for the cost of comparable insurance until coverage under the Company's policy is in full force. The Company's obligation to maintain such policy and pay the premiums due thereon is expressly conditioned upon the Employee being insurable at reasonable rates for a person of his age; PROVIDED, HOWEVER, that if Employee is not insurable at reasonable rates and Employee wishes to be covered by the provisions of such policy, then Employee shall have the right to coverage under the policy upon agreement that Employee will pay that portion of the premium which is in excess of the reasonable rate and the Company shall pay the balance of the premium.

          (iii) LIFE INSURANCE: During the time Employee is employed by the Company, the Company shall either (i) pay directly, or (ii) pay or reimburse the Employee, for the premiums due on any life insurance policy insuring the life of the Employee, with a death benefit of two times annual base salary, payable to such beneficiary as is designated by the Employee.

          (iv) DENTAL CARE: During the time Employee is employed by the Company, the Company shall pay or reimburse the Employee for premiums due on a dental insurance policy insuring the Employee and his immediate family.

          (v) VACATION: Employee shall be entitled to four (4) weeks vacation each year; provided, that any vacation shall be taken with due consideration to the services required of the Employee.

     (vi) BONUS PLAN. On or before the first anniversary of the Commencement Date and the second anniversary of the Commencement Date, the Company's Compensation Committee shall establish a bonus plan with objective performance targets acceptable to the Company's Board of Directors, which shall apply to all senior executives for the year then beginning ("Performance Target"). If Employee meets the Performance Target for that given year, Employee shall receive a target bonus of Three Hundred Thousand Dollars ($300,000). If the approved bonus plan covering all senior executives provides for a less than target bonus in the event of achievement of part of the Performance Target for the year and/or a greater than target bonus if the Performance Target is exceeded, Employee shall receive a lesser or greater than target bonus. The bonus earned shall be paid within thirty (30) days after the determination of whether the Performance Target has been met.

          (vii)  AUTOMOBILE/TRAVEL.   The  Company  will  provide  an
          automobile allowance to the Employee up to $750.00 per month, plus reimbursement to the Employee for $0.15 per mile for business travel in an automobile.

     (vii)OTHER BENEFITS. During the term of his employment by the Company, Employee shall also receive such other and additional employee benefits as are hereafter provided to any of the other employees of the Company (including, without limitation, stock option plans, life insurance coverage, pension or profit sharing plans, non-qualified deferred compensation plans, if any).

     The Benefits described in this Section 4(E), along with the Directors and Officers liability insurance provided for in Paragraph C of the Recitals are, for purposes of this Agreement sometimes referred to as the "Employee Benefits".

     5. REIMBURSEMENT OF EXPENSES. Employee shall be reimbursed by the Company for any and all amounts which are reasonably and necessarily incurred by him on behalf of the Company in connection with his employment, including amounts incurred for overnight travel, entertainment and miscellaneous expenses, provided Employee submits to the Company and the Company approves an itemized expense report accompanied by all receipts and vouchers evidencing the expenses.6.TERMINATION.

     A. The Company may at any time hereafter terminate this Agreement immediately for any reason with cause or without cause subject to the conditions set forth in Paragraph 6(B) and the Employee may upon not less than thirty (30) days' written notice terminate this Agreement for any reason.

     B. If the Company terminates this Agreement without cause, the Company shall continue to pay to Employee his then annual salary and all Employee Benefits for twelve (12) months ("Additional Compensation") after Employee's employment with the Company has been terminated. Such additional compensation shall constitute the full and complete payment of all obligations of the Company to Employee under this Agreement, except as is reserved in the Release below, PROVIDED HOWEVER, that no Additional Compensation under this Paragraph shall be paid unless and until Employee signs a full release of all claims which shall read as follows:

          In consideration for the additional compensation paid to Tom Smith ("Employee") pursuant to Paragraph 6B of his Employment Agreement with Americas Power Partners, Inc., the adequacy of which is acknowledged, Employee, on behalf of himself, his agents, heirs, executors, administrators, successors, representatives and assigns, hereby fully and finally releases and forever discharges Americas Power Partners, Inc., and all related companies, and all of their officers, directors, shareholders, agents, attorneys, current employees, former employees, representatives, successors and assigns (the "Released Parties") from any and all claims, actions or causes of action, known or unknown, based upon this Agreement for his employment or any related agreement for his employment by Americas Power Partners, Inc. or its related companies entered into prior to the execution of this Settlement Agreement and General Release, including but not limited to any claims arising out of or in connection with Employee's employment and/or separation of employment, and Employee waives any right to file an administrative charge or lawsuit against any of the Released Parties under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, and/or any other federal, state or local statute, ordinance, rule or regulation, under the common law of any state, or under any contract or any other theory of relief. Notwithstanding anything stated in this Paragraph to the contrary, this release shall not constitute a waiver of any claim that Employee may have arising out of the Worker's Compensation Act or for Compensation or Benefits accrued or vested through the date of termination.

    (C) If the Company terminates this Agreement for cause or if the Employee terminates this Agreement, the Employee's compensation, including all Employee Benefits, shall be prorated and paid to the date of termination, but no further salary or Employee
    Benefits shall be paid to the Employee and the Company shall have no further liability or obligation to Employee under this
    Agreement.   The term "cause" shall mean  the occurrence of any
    one or more of the following  events  during the Term:

               (i) A felony conviction or a plea of guilty or nolo contendere to a felony charge or a crime involving moral turpitude in a court of law under applicable federal or state law and all rights of appeal have expired; or

          (ii) The commission by Employee as reasonably determined by the Company's Board of Directors after affording Employee the opportunity to be heard and present evidence, of any act of dishonesty, fraud, misappropriation or embezzlement against the Company; or

          (iii) Employee's repeated willful and intentional failure to follow the reasonable and lawful instructions of the Company's Board of Directors with respect to the services required to be performed by him on behalf of the Company; or

          (iv) The making by Employee of any public statement which reflects in a material adverse manner upon the Company or its business, except for statements made by Employee in good faith in connection with his position with the Company; or

          (v) Employee's gross misconduct or gross negligence with respect to the services required to be performed hereunder and which in the reasonable judgment of the Company's Board of Directors is materially detrimental to the best interests of the Company; or

          (vi) Employee   shall   exhibit   excessive   use   of  alcohol  or
               debilitating drugs during normal business hours while on the Company's premises in the performance of Company business; or

                 Employee's breach of the obligations set forth in paragraphs
          7 and 8   hereof.

     7.   RESTRICTIVE COVENANT.   The Employee agrees that, except in the
performance of his duties hereunder, during the Term and for a period of one
(1) year following the termination of his employment for any reason, so long as the Company is not in default of the performance of any of its material obligations to Employee under this Agreement, he will not, either directly or indirectly, in any capacity (whether as owner, partner, shareholder, broker, dealer, agent, employee, consultant or otherwise):

          (i) solicit employees of the Company for employment; or

          (ii) call upon any customer of the Company for the purpose of soliciting and/or selling products to any customer, or sell or deliver any products or provide any services to any customer, which are or may be in competition with those products sold or services provided by the Company, or to induce any of such customers to terminate or curtail in any fashion their business dealings with the Company.

     For purposes of this Paragraph, the term "customer(s)" shall be defined as any person, firm, corporation or other entity to whom the Company has sold product or provided services to, or product for, or to whom the Company has made a written proposal for the sale of product or the provision of services, to or for during the twelve month period ending on the termination of the employment of the Employee. Provided, further, with respect to any customer for whom the Company has made a written proposal for the sale of product or the provision of services, said customer shall, for purposes of this Agreement, be deemed a "customer" only during the twelve month period following the delivery of the written proposal to said customer, and shall only be deemed a customer with respect to the specific geographic location(s) set forth in the written proposal.

     Upon the expiration of the Initial Term, in the event the Company does not renew or extend the term of this Agreement, Employee shall not be bound by the provision of the Restrictive Covenant as set out in this Section 7, unless Company agrees to pay the Additional Compensation for twelve (12) months as set out in Section 6(B) of this Agreement

     The parties acknowledge that they have attempted to limit Employee's right to compete only to the extent necessary to protect the Company from unfair competition. The parties further acknowledge that they have not included a geographical restriction as the business of the Company is international. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of this restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at that time. The Employee further acknowledges that (a) in the event this Agreement of his relationship with the Company terminates for any reason, he will be able to earn a livelihood without violating the foregoing restrictions; and (b) his ability to earn a livelihood without violating such restrictions is a material condition to this Agreement. This Paragraph shall survive the termination of this Agreement.

     8.   PROTECTION OF CONFIDENTIAL INFORMATION.

     A. Employee agrees that all information which is furnished by the Company to Employee or to which Employee gains access during the course of his employment with the Company which is either non-public, confidential or proprietary in nature, including, but not limited to financial statements that pertain to the Company's channels of distribution, pricing policy and records, sales representative commission policy, inventory records, sales volume by products, customer or geographic area, methods of manufacturing or producing the Company's products, computer systems, software, compute hardware, computer codes, programs and formula, technology, designs, secret processes and such information normally understood to be confidential or otherwise designated by the Company as confidential, together with analyses, proposals, compilations, forecasts, studies or other documents prepared by the Company, its agents, representatives (including attorney's, accountants and financial advisors) or employees which contain or otherwise reflect such information is hereinafter referred to as "Confidential Information". All Confidential Information furnished to Employee by the Company shall be returned to the Company upon the termination of Employee's employment, together with all copies made thereof. Employee agrees that, except in the performance of his duties to the Company, not to use, duplicate nor communicate to third parties any of the Confidential Information. This Paragraph 8 shall survive the termination of this.

     9. EQUITABLE REMEDIES. Employee further acknowledges and agrees that the covenants set forth in Paragraphs 7 and 8 are reasonable and necessary for the protection of Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of any actual or threatened breach by him of any of said covenants, the Company shall be entitled to immediate injunctive and other equitable relief, and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. This Paragraph shall survive the termination of this Agreement.

    10.  WAIVER.    Failure  of  any  party  hereto  to  insist  upon strict
compliance with any of the terms, covenants, and conditions hereof shall not be deemed a waiver or relinquishment of such terms, covenants, and conditions or of any similar right or power hereunder at any subsequent time.

     11. NOTICES. Any notice required to be given hereunder shall be deemed to be effective and validly given if it contains the information required by the relevant provisions hereof and is personally delivered or is sent by United States registered or certified mail, postage prepaid, to the person or entity to whom the notice is given at such address as is set forth in this Agreement or at such other address as is designated in writing by a party to the Company. The date three (3) business days following the date of deposit in the mail or the date of personal delivery shall be deemed the effective date of the notice.

     12. AMENDMENT. This Agreement may be altered, amended, revoked or terminated only by an instrument in writing executed by the parties hereto.

     13.  ENTIRE AGREEMENT.   This instrument contains the  entire  agreement
of the parties regarding the subject matter hereof.

     14. ARBITRATION OF DISPUTES. Except for disputes in which injunctive relief is sought, in the event of any dispute over the terms of this Agreement, the matter shall be submitted to arbitration in accordance with the rules of the American Arbitration Association for expedited hearing. The decision of the arbitrator shall be final and binding upon all parties and not subject to further judicial review.

     15. DEDUCTIONS AND WITHHOLDING. The Employee agrees that the Company shall withhold from any and all payments required to be made to the Employee pursuant to this Agreement all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

     16. APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois. The parties agree to the jurisdiction of the Courts of the State of Illinois, County of DuPage, and the Northern District of Illinois to hear and resolve any disputes involving this Agreement, unless such disputes are otherwise governed Section 14 hereof dealing with arbitration of disputes.

     17.  BINDING EFFECT.   This Agreement shall be binding upon and inure to
the benefit of the parties hereto and their respective heirs, executors, successors and assigns.

     18.  SEVERABILITY.    If  any  provision  of  this  Agreement  shall  be
declared by any court to be illegal, void or unenforceable, the other provisions shall not be affected but shall remain in full force and effect.

     19. AUTHORIZED ACTS. The Company has been authorized to enter into this Agreement by proper action of its Board of Directors and has the right, authority and the ability and authority to perform all that is required of it by the terms of this Agreement.

     20.  RECITALS.   The recitals set forth in the portion of this Agreement
headed "Recitals" are incorporated and made a part of the Agreement and are binding on the parties as if fully set forth in the body of the Agreement.

     21. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which is for all purposes deemed to be an original and all of which when taken together, will constitute one and the same instrument.

     22. INDEMNIFICATION. The Company agrees to indemnify and hold Employee harmless from all liability, loss, damage and expense, including reasonable attorneys' fees, costs of litigation, interest and penalties, which the Employee may sustain, incur or be threatened by reason of or arising out of his performing the services to the Company pursuant to the terms of this Agreement.

     23.  ATTORNEYS' FEES.    In  the  event  that any party hereto commences
litigation or arbitration for the judicial interpretation, enforcement, termination, cancellation or rescission of this Agreement, or for damages for the breach hereof, then, in addition to any or all other relief awarded in such litigation or arbitration, the prevailing party therein shall be entitled to a judgment or award against the other for an amount equal to reasonable attorneys' fees, court costs, arbitration fees and expense, and other costs incurred (including paralegal, legal assistant and computerized research fees). For purposes of this Paragraph, "Prevailing Party" shall mean, in the case of the claimant or plaintiff, one who is successful in obtaining substantially all of the relief initially sought, and in the case of the defendant or respondent, one who is successful in denying substantially all of the relief initially sought by the claimant.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                              Americas Power Partners, Inc.,
                              a  Colorado corporation



                              By:____________________________________
                                 Thomas R. Casten, Chief Executive Officer



                                 ___________________________________
                                 Thomas W. Smith